Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the Crypsis Group Holdings, LLC 2017 Equity Incentive Plan of our reports dated September 4, 2020, with respect to the consolidated financial statements of Palo Alto Networks, Inc. and the effectiveness of internal control over financial reporting of Palo Alto Networks, Inc. included in its Annual Report (Form 10-K) for the year ended July 31, 2020, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP
San Jose, California
October 8, 2020